Exhibit 10.60.2

LETTER OF AGREEMENT

SOUTHCENTRAL POWER PLANT

Chugach Electric Association, Inc. (“Employer”) and International Brotherhood of Electrical Workers Local 1547 (“Union”) hereby agree as follows:

The Employer is currently constructing a new power plant in Anchorage known as the Southcentral Power Plant (“SPP”);

The Employer and Union desire to provide employment opportunities for qualified employees presently working under the Generation Plant Personnel collective bargaining agreement;

The Employer and Union mutually desire to reach agreement regarding terms and conditions of employment for employees selected to work at the SPP;

The Employer and Union wish to facilitate a timely and efficient commencement of operations of the SPP;

The Employer and Union hereby agree as follows:

1. Adoption of Generation Plant Personnel CBA. The terms of the collective bargaining agreement covering terms and conditions of employment for Generation Plant Personnel (“Generation CBA”) between the Employer and Union, extended by Letter of Agreement dated January 20, 2010, shall govern the terms and conditions of employment for employees assigned to work at the SPP to the extent not inconsistent with this Letter of Agreement. This Letter of Agreement shall remain in effect for the duration of the Generation CBA.

2. Recognition of Equipment Ownership Prior to Substantial Completion Date. SPP is being constructed and commissioned pursuant to a Substantial Completion Date, presently December 1, 2012, in accordance with the Engineering, Procurement and Construction Contract for SPP. Certain equipment in SPP will not be owned by the Employer until the Substantial Completion Date. Therefore, nothing in this Agreement shall preclude any third party from operating such equipment prior to the Substantial Completion Date or any extension of the Substantial Completion Date.

3. Training. The Employer will provide training to employees regarding operation and maintenance of the SPP. Training will occur incrementally, in phases. The type/duration of training and number of employees to be trained at any given time will be determined by the Employer. Prior to Substantial Completion Date of SPP, the work schedule for training is anticipated to be 5-8s subject to the needs to plant commissioning.

3.1 Computer Based Training. Employees that remain at other Chugach power plants while SPP is operational will have access to computer-based SPP site specific training modules no later than the Substantial Completion Date.

4. Staffing of SPP

4.1 Notice of SPP Vacancies The Employer shall notify the Union of anticipated SPP vacancies by posting positions consistent with the Generation CBA.

4.2 Bidding. The Employer will waive certain qualification and experience prerequisites specified in the position descriptions in order to give existing employees the opportunity to bid on new positions at SPP prior to the Substantial Completion Date. Required Skills & Abilities per each position description shall not be waived.

4.3 Job Award. Within five (5) calendar days after the closing of the bids, the bidders will be considered and the job awarded. There shall be no second bid committee.

4.4 Close of Initial Bid Period. At the close of the initial bid period but prior to the Substantial Completion Date, the Employer and Union shall meet and negotiate resolution to any staffing issues which may impact the operation and maintenance of existing facilities. Affected employees may provide input prior to the final agreement between the parties.

4.5 Probationary Periods. All employees awarded a regular SPP position shall serve a probationary period that is consistent with the current Generation CBA, except for Trainee’s. Trainees are not addressed in the Generation CBA and will follow what is written in this LOA. The duration of an employee’s probationary period will be governed by: (1) the date the employee begins working at SPP; (2) whether the employee at the time he/she begins working at SPP begins at the full proficiency level or as a Trainee; and (3) whether the employee at the time he/she begins working at SPP is a regular employee as that term is used in Section 3.1.3 of the Generation CBA or a non-regular employee.

4.5.1 Probationary Period for Regular Employees Awarded A Regular SPP Position before the Substantial Completion Date. Will be consistent with section 3.4.3 Job Award in the current Generation CBA).

4.5.2 Probationary Period for Regular Employees Awarded A Regular SPP Position after the Substantial Completion Date. Will be consistent with section 3.4.3 Job Award in the current Generation(CBA).

If the employee is awarded the bid as a Trainee, he/she shall serve a probationary period not to exceed ninety (90) calendar days. If at any time during this probationary period, but prior to the time the employee is tested and deemed fully proficient per the relevant position description, the Employer determines the employee is not suited for the position, the Employer or the Union can exercise Section 3.4.4 (Re-evaluation) of the Generation CBA with the Bid Committee for each affected employee. Employees so removed from SPP by the Employer shall retain return rights to their former position consistent with Section 3.4.4 of the Generation CBA during the probationary period or until the employee is tested and deemed fully proficient per the relevant position description, whichever occurs first.

4.5.3 Probationary Period for Non-Regular Employees Hired for SPP. A non-regular employee hired to work at SPP shall serve a probationary period beginning on the start date at SPP. The duration of the probationary period for a non-regular employee hired to work at SPP shall be governed by whether the individual, at the time of hire, is hired at the full proficiency level or as a Trainee.

If the non-regular employee is hired at the full proficiency level, he/she shall serve a ninety (90) calendar day probationary period. During this period of probationary employment for the non-regular full proficiency level employee, the employee may be laid off or discharged and such actions by the Employer shall not be subject to the grievance arbitration provisions of the Generation CBA.

If the non-regular employee is hired as a Trainee, he/she shall serve a probationary period of ninety (90) calendar days. During this period of probationary employment for the non-regular Trainee, the employee may be laid off or discharged and such actions by the Employer shall not be subject to the grievance arbitration provisions of the Generation CBA.

4.6 Bidding. The language in Section 3.4.2 that says “employees are limited to one successful bid during any twelve (12) month period” will be waived so that all employees will be able to bid on upcoming positions at SPP for positions bid prior to the Substantial Completion Date.

4.7 Bid Pay. The parties agree that due to constraints associated with ongoing maintenance and operation of the Beluga Power Plant and the unique challenges of selecting and training employees to staff SPP, the requirement in Section 3.4.3(a) that “the employee must actually be available at work and able to assume the bid position on the date of the bid award, for the bid award to result in a change in job duties or a wage rate change” shall not apply. Employees will receive the wage rate of the bid position as soon as they have been awarded the position.

5. Right of Employer to Provide Training. As determined by the employer Chugach Electric shall provide training through the Employer’s managerial/supervisory personnel or through third parties including hands on training to employees, managers or supervisors to ensure SPP can operate safely and efficiently. Training shall include hands on training using generation assets. Union agrees that bargaining unit members will actively and constructively participate in training.

6. Normal Workday and Workweek

6.1 Workday and Workweek SPP Maintenance Operator. The following provisions shall define the twelve (12) hour shift schedule for SPP Maintenance Operators.

6.1.1 Twelve (12) Hour Shift Schedule. Covered employees shall work a twelve (12) hour shift; The Day Shift shall be from 0700 hours to 1900 hours; The Night Shift shall be from 1900 hours to 0700 hours. The workweek is defined as Saturday 1901 hours to the following Saturday at 1900 hours. Shift schedules shall be determined by Employer consistent with procedures established in the Generation Plant Personnel Agreement. This shift cycle shall be based on a published schedule. On the published schedule, the Night Shift will begin at 1900 hours the night before the listed “N”.

6.1.2 Shift Differential Premium. A shift Differential Premium will be paid for all hours worked on the Night Shift (between 1900 and 0700), per section 5.3.3 of the current Generation CBA. The shift differential escalation in section 5.3.3 will not apply to regularly scheduled work on the 35 day published cycle, including shifts designated in the “Reserve Schedule”.

6.1.3 Overtime. Employer shall pay employees overtime based on the Night Shift Differential Base Premium rate for all scheduled hours worked in the workweek over forty (40). Overtime pay will be calculated on a separate line on the time sheet so that it is not confused with any other compensation that may be earned during the same workweek. Overtime pay shall be at the overtime rate for the shift worked.

6.1.4 Reserve Schedule. A scheduled “Reserve Schedule” shall be three consecutive “like” twelve (12) hour shifts. The Employer may reschedule the Reserve Schedule (designated as “RRR”) to any days in the workweek and/or any shift within the workweek without increasing overtime rates so long as the Reserve Schedule is changed prior to five (5) days of its scheduled time and the schedule remains consecutive.

6.1.5 Changes to Reserve Schedule. Employer changes in the Reserve Schedule made within five (5) days of the scheduled Reserve Schedule shall be compensated as follows: The affected employee will be paid overtime based on the base rate for the shift worked for the first twelve (12) hour shift worked; The next two shifts will be paid at the regular base rate for the shift worked.

6.1.6 Mealtime. Employees working with no designated mealtime will eat at their workstation on company time when work permits.

6.1.7 Ten (10) Hour Relief Period for Maintenance Operator. A Maintenance Operator working shifts provided in Section 5.5.1 of the Generation CBA, who is called on duty for more than two (2) hours and within ten (10) hours of the start of the employee’s next scheduled workday shall be paid at the double time rate for such hours worked and shall be paid the double time rate for working the employee’s immediately subsequent workday.

7.0. Non-Operations Personnel Normal Workday and Workweek. Consistent with the Generation CBA, non-operations employees working at SPP, will normally work a four days on three days off/ten hours per day (4-10s) schedule (4 day schedule) or a five days on two days off/eight hours per day (5-8s) schedule (5 day schedule) depending upon operational needs as determined by the Employer. Work hours during the 4-10s schedule shall be from 0700 to 1730 and work hours during the 5-8s schedule shall be from 0700 to 1530 with  1/2 hour unpaid lunch.

8. Temporary Reassignment of SPP Employee to Other Locations. The Employer may temporarily reassign SPP employees to work locations other than at the SPP, consistent with the existing Generation Agreement.

9. Moving Expenses. Moving expenses shall be paid to employees in accordance with Section 5.1.3(f) of the Generation CBA.

10. Bumping. Bumping rights for all employees will be governed by the current Generation CBA language (Sections 3.5, 3.5.1, 3.5.2, 3.5.3). In order to ensure that employees at Beluga Power Plant can bump employees at SPP under Section 3.5.2 of the Generation CBA, Chugach will consider other job classifications and those at SPP to be like classifications as detailed in Appendix A. Senior status is not a separate classification.

11. Steward. The union will select, and the employer will recognize, a new steward for SPP per Section 2.6 of the Generation CBA.

12. Equitable Distribution of Overtime Section 5.2.2 (b) of the Generation CBA shall apply to SPP. Documentation will be maintained to demonstrate ongoing compliance with the Generation CBA.

13. Call Out Pay. An employee who accepts a call-out for SPP shall be considered to be working and shall receive the appropriate wage rate for all hours from the time the call is accepted until he completes the call and returns to SPP in accordance with the Generation CBA Section 5.2.2 (f).

14. Applicability of Generation CBA Provisions. This Letter of Agreement shall govern the terms and conditions of employment for SPP personnel. The terms of the Generation CBA shall apply to SPP classifications listed in Appendix A of this Letter of Agreement to the extent they are not inconsistent with the terms of this Letter of Agreement. This Letter of Agreement shall supersede any terms or conditions in the Generation CBA that are expressly inconsistent with the terms of this Letter of Agreement.

SIGNATURE PAGE

AGREED TO:

CHUGACH ELECTRIC ASSOCIATION,		INTERNATIONAL BROTHERHOOD
INC. (“Employer”)		ELECTRICAL WORKERS LOCAL 1547’
(Union”)

By:	/s/ Bradley W. Evans	By:	/s/ Mike Hodsdon
Chief Executive Officer		Business Manager

Date: March 15, 2012		Date: 3-15-2012

APPENDIX A

SPP Wage Rates and Classifications

The job classifications and wage rates listed in this Appendix A are covered by this Letter of Agreement.

Job Classifications	Wage Rates
	Trainee	Fully Proficient	Senior
Maintenance Operator Southcentral Power Plant	85%	100%	105%
Maintenance Electrical Technician Southcentral Power Plant	85%	100%	105%
Maintenance Instrumentation & Control Technician Southcentral Power Plant	85%	100%	105%
Maintenance Mechanical Technician Southcentral Power Plant	85%	100%	105%

Like Classifications for Purposes of Reduction in Force (RIF) and Bumping Rights under Section 3.5 of the Generation CBA.

Southcentral Power Project Position	Like Classification
Maintenance Operator Southcentral Power Plant	Power Plant Relief Maintenance Operator Power Plant Maintenance Operator Power Plant Maintenance Operator, IGT

Maintenance Electrical Technician Southcentral Power Plant	Maintenance Electrician

Maintenance Instrument & Controls Technician Southcentral Power Plant	Instrument & Controls Technician

Maintenance Mechanical Technician Southcentral Power Plant	Maintenance Technician Generation Foreman, Beluga

Note:	The parties agree that only the current hydro operators employed at CEA on the date this agreement is executed, will be considered to be a “Like Classification” to the “Maintenance Operator Southcentral Power Plant”, for the purpose this list was designed for.